As filed with the Securities and Exchange Commission on September 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	2834	26-1434750
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

509 Madison Avenue, Suite 306

New York, New York 10022

(212) 980-9155

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seth Lederman

Chief Executive Officer

Tonix Pharmaceuticals Holding Corp.

509 Madison Avenue, Suite 306

New York, New York 10022

(212) 980-9155

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

(973) 597-6394

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging Growth Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	$12,000,000	$1,494

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the aggregate offering price of the additional shares that the underwriters have the option to purchase to cover over allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated September 7, 2018

$12,000,000

Common Stock

We are offering               shares of our common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol “TNXP.” On September 5, 2018, the last reported sale price of our common stock as reported on the NASDAQ Global Market was $1.03 per share. The public offering price per share of common stock will be determined between us and the underwriters based on the closing price of our common stock prior to pricing and market conditions at the time of pricing, and may be at a discount to the current market price.

Investing in our common stock involves risks that are described in the “Risk Factors”.

	Per Share	Total
Public offering price	$		$12,000,000
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to the “Underwriting” section of this prospectus for additional information regarding total underwriter compensation.

The underwriters may also exercise their option to purchase up to an additional               shares from us at the public offering price, less the underwriting discount, for               days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment therefor on or about               , 2018.

The date of this prospectus is               , 2018

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

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Summary

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus and the documents incorporated by reference in their entirety including “Risk Factors” included in this prospectus and incorporated by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus before investing in our common stock.

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to Tonix Pharmaceuticals Holding Corp., a Nevada corporation.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Company Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing pharmaceutical products to treat serious neuropsychiatric conditions and to improve biodefense through the development of potential medical counter-measures. Our most advanced drug development program is focused on delivering a safe and effective long-term treatment for posttraumatic stress disorder, or PTSD. PTSD is characterized by chronic disability, inadequate treatment options, high utilization of healthcare services, and significant economic burden. We have assembled a management team with significant industry experience to lead the development of our product candidates. We complement our management team with a network of scientific, clinical, and regulatory advisors that includes recognized experts in the fields of PTSD, other central nervous system disorders and biodefense.

Our lead product candidate, Tonmya®, or TNX-102 SL, (an Investigational New Drug that has not been approved for any indication) is a proprietary low-dose cyclobenzaprine, or CBP, sublingual tablet, designed for bedtime administration, in Phase 3 development as a potential treatment for PTSD and has been designated by the FDA as a Breakthrough Therapy. Based on the outcome of the interim analysis of the Phase 3 HONOR study for Tonmya in July 2018, we have terminated the HONOR study due to inadequate separation from placebo on the primary endpoint at week 12. However, meaningful improvement in overall PTSD symptoms was observed at week 4. We plan to meet with the FDA in October 2018 to discuss the HONOR results and our proposal to conduct a new Phase 3 study using a modified trial design. The FDA has conditionally accepted the proposed trade name Tonmya for TNX-102 SL for the treatment of PTSD. TNX-102 SL is also being developed as a treatment for agitation in Alzheimer’s disease, or AAD, under a separate Investigational New Drug, or IND, application, which has been cleared to support a Phase 2, potential pivotal efficacy study. The AAD IND has been granted Fast Track development status by the FDA. Our development pipeline also includes: TNX-601 (tianeptine oxalate), a pre-IND candidate, designed for daytime administration as a potential treatment of PTSD and for cognitive dysfunction associated with steroid use; TNX-801, a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, or HPXV; TNX-301, an IND candidate for the treatment of alcohol use disorder, or AUD; and TNX-701, a biodefense development program for protection from radiation injury. We hold worldwide development and commercialization rights to all of our product candidates.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider all of the information in this prospectus and in the documents incorporated by reference prior to investing in our common stock. These risks are discussed more fully in the section titled “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus. These risks and uncertainties include, but are not limited to, the following:

●	We have incurred significant losses and anticipate that we will continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability;

●	Our profitability depends on our ability to develop and commercialize our current and future product candidates;

●	Our ability to continue as a going concern will require us to obtain additional financing to fund our current operations, which may be unavailable on acceptable terms, or at all;

●	Because our product candidates are in the clinical stage of development, there is a high risk of failure, and we may never succeed in developing marketable products or generating product revenue;

●	We will require substantial additional financing to achieve our goals, and a failure to obtain necessary capital when needed would force us to delay, limit, reduce or terminate our product development or commercialization efforts;

●	We may encounter substantial delays in our clinical trials, or our clinical trials may fail to demonstrate the safety and efficacy of our product candidates to the satisfaction of applicable regulatory authorities;

●	It may be difficult for us to predict the time and cost of product development. Unforeseen problems may prevent further development or approval of our product candidates;

●	We rely, and expect to continue to rely, on third parties to conduct preclinical studies and clinical trials for our product candidates, and if they do not properly and successfully perform their obligations to us, we may not be able to obtain regulatory approvals for our product candidates;

●	We face substantial competition from other pharmaceutical and biotechnology companies, which may result in others discovering, developing or commercializing products before, or more successfully, than we do; and

●

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position and other intellectual property rights do not adequately protect our product candidates, others could compete against us (including directly), which could materially harm our business, results of operations and financial condition.

Corporate Information

We were incorporated on November 16, 2007 under the laws of the State of Nevada as Tamandare Explorations Inc. On October 11, 2011, we changed our name to Tonix Pharmaceuticals Holding Corp. Our principal executive offices are located at 509 Madison Avenue, Suite 306, New York, New York 10022, and our telephone number is (212) 980-9155. Our website addresses are www.tonixpharma.com, www.tonix.com, and www.krele.com. The information on our websites is not part of this prospectus. We have included our website addresses as a factual reference and do not intend them to be active links to our websites.

The Offering

Common stock offered by us	shares

Common stock outstanding immediately prior to this offering (as of September 5, 2018)	10,023,839 shares

Common stock to be outstanding immediately following this offering	shares

Underwriters’ option to purchase additional shares from us	shares

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, or approximately $ million based upon an assumed public offering price of $ per share (the last reported sale price of our common stock on the NASDAQ Global Market on , 2018) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with our existing cash, to fund a new Phase 3 study using a modified trial design for our lead product candidate, TNX-102 SL, and for working capital and other general corporate purposes. See “Use of Proceeds.”

Dividend Policy	We have never declared or paid any cash dividends on our common stock, and currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect that we will retain all of our available funds and future earnings, if any, for use in the operation and expansion of our business. See the section titled “Dividend Policy” for a more complete description of our dividend policy.

Risk Factors	An investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

The Nasdaq Global Market symbol	TNXP

The number of shares of common stock to be outstanding after this offering is based on 10,023,839 shares of common stock outstanding at September 5, 2018 and excludes the following:

●	1,421,358 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $13.94 per share;

●	593,695 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $7.30 per share;

●	1,150,000 shares of common stock reserved and available for issuance under our equity compensation plan; and

●	300,000 shares of common stock reserved and available for issuance under our employee stock purchase plan.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

●	no issuance or exercise of stock options or warrants on or after June 30, 2018; and

●	no exercise by the underwriters of their option to purchase up to an additional shares of common stock in this offering.

Risk Factors

An investment in our common stock is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, which are incorporated by reference in this prospectus. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward looking statements. The occurrence of any of the following adverse developments described in the following risk factors and in the documents incorporated by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock. In addition, the risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could results in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended) and the documents incorporated by reference in this prospectus.

Risks Related to our Securities and the Offering

If we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current market price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering to fund clinical development of our product candidates and working capital and other general corporate purposes. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Investors in this offering will pay a higher price than the book value of our common stock.

If you purchase common stock in this offering, you will incur immediate and substantial dilution of $          per share, representing the difference between our net tangible book value per share after giving effect to this offering and an assumed public offering price of $          per share, the last reported sale price of our common stock on the NASDAQ Global Market on          , 2018. To the extent any outstanding options or warrants are ultimately converted or exercised, you will sustain further dilution. For further information, see the section entitled “Dilution.”

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the NASDAQ Global Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our common stock may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

The market price for our common stock may be volatile, and your investment in our common stock could decline in value.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology and specialty pharmaceutical companies, particularly companies like ours without product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

●	announcements of technological innovations or new products by us or our competitors;

●	announcement of FDA approval or disapproval of our product candidates or other product-related actions;

●	developments involving our discovery efforts and clinical studies;

●	developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our potential licensees;

●	developments involving our efforts to commercialize our products, including developments impacting the timing of commercialization;

●	announcements concerning our competitors, or the biotechnology, pharmaceutical or drug delivery industry in general;

●	public concerns as to the safety or efficacy of our product candidates or our competitors’ products;

●	changes in government regulation of the pharmaceutical or medical industry;

●	changes in the reimbursement policies of third party insurance companies or government agencies;

●	actual or anticipated fluctuations in our operating results;

●	changes in financial estimates or recommendations by securities analysts;

●	developments involving corporate collaborators, if any;

●	changes in accounting principles; and

●	the loss of any of our key scientific or management personnel.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.

Stockholders will experience dilution by exercises of outstanding warrants and options.

As of September 5, 2018, there were 593,695 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $7.30 per share, and options to purchase an aggregate of up to 1,421,358 shares of our common stock, with a weighted average exercise price of $13.94 per share.

The exercise of such warrants and options will result in dilution of your investment. As a result of this dilution, you may receive significantly less than the full purchase price you paid for our securities in the event of liquidation.

We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and limitations under applicable law, and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

We expect that our quarterly results of operations will fluctuate, and this fluctuation could cause our stock price to decline.

Our quarterly operating results are likely to fluctuate in the future. These fluctuations could cause our stock price to decline. The nature of our business involves variable factors, such as the timing of the research, development and regulatory pathways of our product candidates, which could cause our operating results to fluctuate.

Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our articles of incorporation give our board of directors the ability to designate and issue preferred stock in one or more series. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the relative voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could have the effect of discouraging, delaying or preventing a change of control of us. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to designate any series, or issue any shares, of preferred stock, we may do so in the future.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

As of September 5, 2018, our directors, executive officers and principal stockholders (those beneficially owning in excess of 5%), and their respective affiliates, beneficially own approximately 17% of our outstanding shares of common stock. As a result, these stockholders, acting together, could have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. As such, these stockholders, acting together, could have the ability to exert influence over the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

●	delaying, deferring or preventing a change in corporate control;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Global Market

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference in this prospectus contain, and our officers and representatives may from time to time make, “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our history of operating losses and expectation that we will continue to incur operating losses for the foreseeable future;
●	our current and future capital requirements to support our development efforts and our ability to satisfy our capital needs;
●	our ability to obtain FDA approval for any of our product candidates;
●	our ability to maintain or protect the validity of our patents and other intellectual property;
●	our ability to retain key executives and medical and science personnel;
●	our ability to internally develop new inventions and intellectual property;
●	interpretations of current laws and the passages of future laws;
●	acceptance of our business model by investors;
●	the accuracy of our estimates regarding expenses and capital requirements; and
●	our ability to adequately support growth.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein and in the documents incorporated by reference herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $           million from the sale of the shares of common stock offered in this offering, or approximately $           million if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $         per share (the last reported sale price of our common stock on the NASDAQ Global Market on , 2018) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Each $     increase (decrease) in the assumed public offering price of $     per share (last reported sale price of our common stock on the NASDAQ Global Market on           , 2018) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $          million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $           million, assuming the public offering price stays the same. An increase of 1,000,000 in the number of shares we are offering, together with a $      increase in the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on           , 2018), would increase the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $           million. A decrease of 1,000,000 in the number of shares we are offering, together with a $           decrease in the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on           , 2018), would decrease the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $      million. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We currently expect to use the net proceeds from this offering as follows:

●	$ to fund a new Phase 3 study using a modified trial design for our lead product candidate, TNX-102 SL; and
●	$ for working capital and other general corporate purposes.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board of Directors may deem relevant. In addition, the terms of our revolving credit facility place certain limitations on the amount of cash dividends we can pay, even if no amounts are currently outstanding.

Capitalization

The following table sets forth our capitalization as of June 30, 2018:

●	on an actual basis; and

●	on an as-adjusted basis to reflect the issuance and sale by us of shares of our common stock in this offering at the assumed public offering price of $ per share (the last reported sale price of our common stock on the NASDAQ Capital Global Market on , 2018), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

You should read this information together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, which are incorporated by reference in this prospectus, and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of June 30, 2018
	Actual	As Adjusted
	(unaudited)
	(in thousands, except per share data)
Cash and cash equivalents	$16,679	$
Other long-term liabilities	$1	$
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 150,000,000 authorized, 8,819,887 issued and outstanding (actual); issued and outstanding (as adjusted)	9
Preferred stock, $0.001 par value; 5,000,000 authorized, zero issued and outstanding (actual), 5,000,000 authorized, zero issued and outstanding (as adjusted)
Additional paid-in capital	191,252
Accumulated deficit	(175,385)
Accumulated other comprehensive loss	(34)
Total shareholders’ equity	15,842
Total capitalization	$32,521	$

* Represents amounts less than one thousand

Each $       increase  (decrease) in the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on              , 2018) would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares offered by us would increase (decrease) cash and cash equivalents, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $              million, assuming the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on                   , 2018) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each one million share increase in the number of shares offered by us together with a concomitant $1.00 increase in the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on                  , 2018) would increase each of cash and cash equivalents and total stockholders’ equity by approximately $              million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, each one million share decrease in the number of shares offered by us together with a concomitant $       decrease in the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on                  , 2018) would decrease each of cash and cash equivalents and total stockholders’ equity by approximately $              million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding upon completion of this offering is based on 10,023,839 shares of our common stock outstanding as of September 5, 2018 and excludes:

●	1,421,358 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $13.94 per share;

●	593,695 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $7.30 per share;

●	1,150,000 shares of common stock reserved and available for issuance under our equity compensation plan; and

●	300,000 shares of common stock reserved and available for issuance under our employee stock purchase plan.

Dilution

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Net historical tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding as of June 30, 2018. Our historical net tangible book value as of June 30, 2018 was $15.7 million, or $1.78 per share of common stock.

As adjusted net book value is our net tangible book value, plus the effect of the sale of shares of our common stock in this offering at the assumed public offering price of $ per share (the last reported sale price of our common stock on the NASDAQ Global Market on                  , 2018) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Our as adjusted net book value as of June 30, 2018 would have been approximately $              million, or $      per share. This amount represents an immediate increase in as adjusted net tangible book value of $      per share to our existing stockholders, and an immediate dilution of $      per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$
Historical net tangible book value per share as of June 30, 2018	$1.78
Increase in net tangible book value per share attributable to new investors

As adjusted net tangible book value per share, after giving effect to this offering

Dilution of as adjusted net tangible book value per share to new investors		$

Each $       increase  (decrease) in the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on              , 2018) would increase (decrease) the as adjusted net tangible book value, by $      per share and would decrease (increase) the dilution to new investors by $      per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us. Each increase of one million shares offered by us would increase the as adjusted net tangible book value by $      per share and decrease the dilution to new investors by $      per share, assuming the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on                   , 2018) remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us. Similarly, each decrease of one million shares offered by us would decrease the as adjusted net tangible book value by $      per share and increase the dilution to new investors by $      per share, assuming the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on                   , 2018) remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us. Each one million share increase in the number of shares offered by us together with a concomitant $       increase  in the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on              , 2018) would increase the as adjusted net tangible book value by $      per share and decrease the dilution to new investors by $      per share, after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, each one million share decrease in the number of shares offered by us together with a concomitant $       decrease in the assumed public offering price of $      per share (the last reported sale price of our common stock on the NASDAQ Global Market on                   , 2018) would decrease the as adjusted net tangible book value by $      per share and increase the dilution to new investors by $      per share, after deducting underwriting discounts and commissions and any estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value per share after giving effect to this offering would be $      per share, which amount represents an immediate increase in the as adjusted net tangible book value of $      per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $      per share of our common stock to new investors purchasing shares of common stock in this offering.

If any shares are issued upon the exercise of outstanding options or warrants, you will experience further dilution. The above discussion and table are based on 8,819,887 shares of our common stock outstanding as of June 30, 2018 and excludes:

●	1,406,358 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $14.08 per share;

●	685,593 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $12.02 per share;

●	1,150,000 shares of common stock reserved and available for issuance under our equity compensation plan; and

●	300,000 shares of common stock reserved and available for issuance under our employee stock purchase plan.

Market Price of Our Common Stock and Related Stockholder Matters

Our common stock trades on the Nasdaq Global Market under the symbol “TNXP”. The following table sets forth the range of high and low sales prices per share of our common stock for the past two years during the periods shown.

	Fiscal Year 2018
	High	Low
First Quarter	$4.35	$2.90
Second Quarter	$5.11	$2.70
Third Quarter (through September 5, 2018)	$4.80	$0.89

	Fiscal Year 2017
	High	Low
First Quarter	$9.40	$3.30
Second Quarter	$5.81	$3.80
Third Quarter	$4.77	$2.85
Fourth Quarter	$4.99	$3.31

	Fiscal Year 2016
	High	Low
First Quarter	$79.54	$22.00
Second Quarter	$37.70	$18.40
Third Quarter	$28.00	$6.90
Fourth Quarter	$8.50	$3.52

Holders

As of September 5, 2018 we had 106 registered holders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of September 5, 2018 by:

●	each of our stockholders who is known by us to beneficially own 5% or more of our common stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our directors and current officers as a group.

Beneficial ownership is determined based on the rules and regulations of the SEC. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, September 5, 2018 are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of our common stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o Tonix Pharmaceuticals Holding Corp., 509 Madison Avenue, Suite 306, New York, New York 1022.

Applicable percentage ownership in the following table is based on 10,023,839 shares of our common stock outstanding as of September 5, 2018 and also lists applicable percentage ownership based on                 shares of our common stock assumed to be outstanding after completion of the offering, assuming no exercise by the underwriters of their option to purchase additional shares of our common stock.

NAME OF OWNER	NUMBER OF SHARES OWNED (1)		PERCENTAGE OF SHARES BENEFICIALLY OWNED
			Before Offering (2)	After Offering
Seth Lederman	200,945	(3)	1.99%	%
Jessica Morris	13,735	(4)	*	*
Bradley Saenger	12,161	(5)	*	*
Gregory Sullivan	35,268	(6)	*	*
Margaret Smith Bell	20,000	(7)	*	*
Patrick Grace	27,005	(8)	*	*
David Grange	7,000	(9)		*
Donald Landry	33,310	(10)	*	*
Charles Mather IV	27,383	(11)	*	*
Adeoye Olukotun	—		*	*
John Rhodes	59,645	(12)	*	*
				*
Officers and Directors as a Group (11 persons)	433,206	(13)	4.22%	%

Baker Brothers Advisors LP (14)	699,500		6.98%	%
Rosalind Advisors, Inc. (15)	594,077	(16)	5.90%	%

* Denotes less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 5, 2018 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based upon 10,023,839 shares of common stock issued and outstanding as of September 5, 2018.

(3) Includes 75,638 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days, 500 shares of common stock underlying warrants, 20,463 shares of common stock owned by Lederman & Co, 3,246 shares of common stock owned by L&L, 5,898 shares of common stock owned by Targent, 2,917 shares of common stock owned by Leder Laboratories, Inc. (Leder Labs), 2,917 shares of common stock owned by Starling, 22,700 shares owned through a 401(k) account, 45,900 shares owned through an IRA account and 3,100 shares owned by Dr. Lederman’s spouse. Seth Lederman, as the Managing Member of Lederman & Co and Targent, the Manager of L&L and the Chairman of Leder Labs and Starling, has investment and voting control over the shares held by these entities.

(4) Includes 11,872 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days, and 225 shares of common stock underlying warrants.

(5) Includes 9,082 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days.

(6) Includes 14,786 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days.

(7) Includes 20,000 shares of common stock underlying options and restricted stock units which are currently exercisable or vested or become exercisable within 60 days.

(8) Includes 24,250 shares of common stock underlying options and restricted stock units which are currently exercisable or vested or become exercisable within 60 days.

(9) Includes 7,000 shares of common stock underlying options and restricted stock units which are currently exercisable or vested or become exercisable within 60 days.

(10) Includes 24,100 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days, 3,246 shares of common stock owned by L&L. Donald Landry, as a Member of L&L, has investment and voting control over the shares held by this entity.

(11) Includes 24,100 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days.

(12) Includes 34,925 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days and 1,250 shares of common stock underlying warrants.

(13) Includes 245,753 shares of common stock underlying options which are currently exercisable or vested or become exercisable within 60 days, 20,463 shares of common stock owned by Lederman & Co, 3,246 shares of common stock owned by L&L, 5,898 shares of common stock owned by Targent, 2,917 shares of common stock owned by Leder Labs, 2,917 shares of common stock owned by Starling, 22,700 shares owned through a 401(k) account of Dr. Lederman, 45,900 shares owned through an IRA account of Dr. Lederman, 3,100 shares owned by Dr. Lederman’s spouse, and 1,975 shares of common stock underlying warrants owned directly by the executive officers and directors.

(14) Based upon a Schedule 13F filed with the SEC on August 14, 2018. The mailing address for this beneficial owner is 860 Washington Street, 3rd Floor, New York, NY 10014.

(15) Based upon a Schedule 13G filed with the SEC on February 14, 2018. The mailing address for this beneficial owner is 175 Bloor Street East, Suite 1316, North Tower, Toronto, Ontario, M4W 3R8 Canada. Steven Salamon is the portfolio manager of this entity and may be deemed to beneficially own the securities held by this entity.

(16) Includes 40,169 shares of common stock underlying warrants.

Certain Relationships and Related-Party Transactions

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2015, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average total assets of the Company at year end for the last two completed fiscal years; and

●	any of our directors, executive officers, promoters or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section titled “Executive Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus.

Underwriting Agreement

On February 3, 2015, we entered into an underwriting agreement for an offering of common stock with a group of underwriters, including Janney Montgomery Scott LLC. Charles Mather, one of our directors, was a Managing Director of Janney until February 2015.

Description of Capital Stock

The following is a summary of all material characteristics of our capital stock as set forth in our articles of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended, and to the provisions of Chapters 78 and 92A of the Nevada Revised Statutes, as amended (“NRS”).

Common Stock

We are authorized to issue up to 150,000,000 shares of our common stock, par value $0.001 per share. As of September 5, 2018, there were 10,023,839 shares of our common stock issued and outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors collectively hold voting power to elect all of our directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as dissolution, merger or an amendment to our articles of incorporation. However, a two-thirds vote is required for stockholders to amend our bylaws.

Subject to the rights of holders of shares of our preferred stock, if any, the holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares on our common stock from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of our common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock. Our common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

Exchange Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “TNXP.”

Transfer Agent and Registrar.

The Transfer Agent and Registrar for our common stock is vStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are currently outstanding. The shares of preferred stock may be issued in series, and each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the certificate of designation relating to such series, as approved by the board of directors and filed with the Nevada Secretary of State. Pursuant to our articles of incorporation, the board of directors is expressly vested with the authority, without further action by the stockholders, to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Prior to the issuance of any series of preferred stock, we will further amend our articles of incorporation, as amended, by way of a certificate of designation designating such series and its terms. We will file a copy of the certificate of designation that contains the terms of each such series of preferred stock with the Nevada Secretary of State and the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including, as applicable:

●	the designation, stated value and liquidation preference of the series;
●	the number of shares within the series;
●	the offering price;
●	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

●	any redemption or sinking fund provisions;
●	the amount that shares of the series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;
●	the terms and conditions, if any, on which shares of the series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;
●	the voting rights, if any, of shares of the series; the status as to reissuance or sale of shares of the series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;
●	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of the series as to dividends or upon liquidation;
●	the conditions and restrictions, if any, on the creation of indebtedness by us or by any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of the series as to dividends or upon liquidation; and
●	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of the series.

The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

Anti-Takeover Effects of Provisions of the Articles of Incorporation and Bylaws

Articles of Incorporation and Bylaw Provisions. Our articles of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. They are intended to enhance long-term value to our stockholders by increasing the likelihood of continued stability in the composition of our board of directors and its policies and may have the effect of discouraging certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. These provisions include the items described below.

Filling Vacancies. Any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

Meetings of Stockholders. Our bylaws provide that our president, our board of directors or a duly authorized committee of the board of directors may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements. Our bylaws include advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.

Amendment to Bylaws and Articles of Incorporation. As required by Nevada law, any amendment of our articles of incorporation must first be approved by a majority of our board of directors and, if required by law or our articles of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws, or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting power of our company, voting together as a single class.

Blank Check Preferred Stock. Our articles of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may have the effect of discouraging an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the interests of our company or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more offerings or other transactions that might have the effect of diluting the relative voting or other rights of the proposed acquirer or activist stockholder or stockholder group. The issuance of shares of preferred stock with rights preferential to the common stock could have the effect of decreasing the amounts available for distribution to holders of shares of common stock. The issuance may also adversely affect the relative rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change of control of us.

Exchange Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “TNXP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is vStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Material United States Federal Income Tax
Considerations for Non-U.S. Holders of our Common Stock and Warrants

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of their ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon current provisions of the Internal Revenue Code, or Code, existing and proposed United States Treasury Regulations promulgated thereunder, current administrative rulings, and judicial decisions, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal tax consequences different from those set forth below. We have not obtained, and do not intend to obtain, any opinion of counsel or ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-United States, state or local jurisdiction or under any non-income tax laws, including United States federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the potential application of the tax on net investment income or the alternative minimum tax. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the United States federal income tax laws, including, without limitation:

●	insurance companies, banks or other financial institutions;
●	tax-exempt organizations;
●	pension plans;
●	controlled foreign corporations or passive foreign investment companies;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);
●	certain former citizens or long-term residents of the United States;
●	persons that hold our common stock as a position in a hedging transaction, straddle, conversion transaction, synthetic security or other integrated investment;
●	persons that hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	persons that do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code.

In addition, this discussion does not address the tax treatment of partnerships, including any entity or arrangement treated as a partnership for United States federal income tax purposes. Generally, the tax treatment of a person treated as a partner in such an entity will depend on the status of the partner, the activities of the partner and the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

THIS SUMMARY IS NOT INTENDED TO BE CONSTRUED AS LEGAL ADVICE. WE RECOMMEND THAT PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY APPLICABLE INCOME TAX TREATIES, OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

Definition of Non-U.S. Holder

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is not, for United States federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in the United States or under the laws of the United States or any political subdivision thereof;

●	an estate whose income is subject to United States federal income tax regardless of its source; or

●	a trust whose administration is subject to the primary supervision of a United States court and which has one or more “United States persons” (as defined in the Code) who have the authority to control all substantial decisions of the trust, or which has made a valid election to be treated as a United States person.

Distributions to non-U.S. Holders

As described in the section titled “Dividend Policy,” we do not anticipate paying any cash dividends or making distributions of other property on our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, those payments will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce a non-U.S. holder’s tax basis in our common stock, but not below zero, and then will be treated by a non-U.S. holder as gain from the sale of stock as described below under “Gain on Dispositions of Our Common Stock by Non-U.S. Holders.”

Subject to the discussion below on effectively connected income, any dividend paid to a non-U.S. holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) and certify qualification for the reduced rate. If a non-U.S. holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. If a non-U.S. holder holds our common stock through a financial institution or other agent acting on such non-U.S. holder’s behalf, appropriate documentation will need to be provided to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States), are generally exempt from the 30% withholding tax if certain certification and disclosure requirements are satisfied. To obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI (or applicable successor form) properly certifying such exemption. However, such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same United States federal income tax rates applicable to United States persons, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with the conduct of a trade or business in the United States may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult with tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide a United States taxpayer identification number.

For additional withholding rules that may apply to dividends, including dividends paid to foreign financial institutions (as specifically defined by the applicable rules) or to certain other foreign entities that have substantial direct or indirect United States owners, see the discussion below under the headings “Information Reporting and Backup Withholding” and “Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities.”

Gain on Disposition of Our Common Stock by Non-U.S. Holders

Subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities,” a non-U.S. holder generally will not be required to pay United States federal income tax or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States), in which case the non-U.S. holder will be required to pay tax on the net gain derived from the sale or disposition at the rates and in the manner applicable to United States persons, and an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) may also apply to a corporate non-U.S. holder;

●	such non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or disposition, which gain may be offset by United States-source capital losses for the taxable year of the sale or disposition; or

●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation”, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our common stock, in which case the non-U.S. holder generally will be taxed on net gain derived from the sale or disposition at the rates applicable to United States persons.

We believe that we are not currently and will not become a USRPHC and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if a non-U.S. holder actually or constructively holds more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our common stock. Non- U.S. holders should consult with tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding

We (or the applicable paying agent) must report annually to the IRS the amount of dividends on our common stock paid to non-U.S. holders and the amount of tax withheld, if any. A similar report will be sent to each non-U.S. holder. Copies of this information reporting may also be made available under the provisions of a specific income tax treaty or agreement with the tax authorities in a non-U.S. holder’s country of residence.

Non-U.S. holders will generally be subject to backup withholding (at a current rate of 24%) for dividends on our common stock paid to such non-U.S. holders unless an exemption is established such as by, for example, properly certifying non-United States status on an IRS Form W-8BEN or W-8BEN-E (or applicable successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder of our common stock is a United States person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of shares of common stock through a United States broker or the United States offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to such non-U.S. holder to the IRS and also to backup withhold on that amount unless the broker is provided appropriate certification of status as a non-United States person or an exemption is otherwise established. Information reporting will also apply if a non-U.S. holder sells shares of common stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-United States person and certain other conditions are met, or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS. Non-U.S. holders should consult with tax advisors regarding the application of the information reporting and backup withholding rules to investment in our common stock.

Withholdable Payments to Foreign Financial Institutions and other Foreign Entities

The Foreign Account Tax Compliance Act, or FATCA, imposes a United States federal withholding tax of 30% on certain payments to “foreign financial institutions” (as specifically defined under these rules) and certain other non-United States persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect United States security holders and/or United States account holders. Such payments include dividends on and, on or after January 1, 2019, gross proceeds from the sale or other disposition of our common stock. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult with tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on investment in our common stock.

U.S. Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for United States federal estate tax purposes and, therefore, may be subject to United States federal estate tax unless an applicable estate tax treaty or other treaty provides otherwise. Investors are urged to consult their own tax advisors regarding the United States federal estate tax consequences of the ownership or disposition of our common stock.

THIS SUMMARY IS NOT INTENDED TO BE CONSTRUED AS LEGAL ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT WITH TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of our common stock set forth opposite its name below. is acting as the representative of the underwriters.

Underwriter	Number of Shares

Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Our common stock is listed on the NASDAQ Global Market under the symbol “TNXP.”

Overallotment Option to Purchase Additional Shares. We have granted to the underwriters an option to purchase up to               additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of               days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts, commissions and underwriter expense reimbursement, will be approximately $               million.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price
Underwriting discount ( %)
Proceeds, before expenses, to us

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $           per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts. The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

●	Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriters and selling group members, if any, may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements. Pursuant to certain “lock-up’’ agreements, we and our executive officers, and directors, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of for a period of days after the date of the pricing of the offering.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition, except for shares of our common stock acquired in this offering or in the open market subsequent to this offering. The exceptions permit us, among other things and subject to restrictions, to: (1) issue common stock or options pursuant to employee benefit plans, (2) issue common stock upon exercise of outstanding options or warrants, or (3) file registration statements on Form S-8. The exceptions permit parties to the “lock-up’’ agreements, among other things and subject to restrictions, to: (a) make certain gifts, (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value, and (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the “lock-up” agreement. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

       in their sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request. In the event of such a release or waiver for one of our directors or officers, shall provide us with notice of the impending release or waiver at least three business days before the effective date of such release or waiver and we will announce the impending release or waiver by issuing a press release at least two business days before the effective date of the release or waiver.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Notice to Prospective Investors

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Legal Matters

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Certain legal matters in connection with this offering will be passed upon for the underwriters by             .

Experts

The consolidated balance sheets of Tonix Pharmaceuticals Holding Corp. and subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Nevada law. We also maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.tonixpharma.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus, and any references to this website or any other website are inactive textual references only. You may also request a copy of these filings, at no cost, by writing us at 509 Madison Avenue, Suite 306, New York, New York 10022 or telephoning us at (212) 980-9155.

Incorporation of Documents by Reference

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 9, 2018;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 11, 2018, and June 30, 2018, filed with the SEC on August 13, 2018;

●	Definitive Proxy Statements on Schedule 14A, filed on April 19, 2018 and May 29, 2018;

●	Current Reports on Form 8-K, filed on January 9, 2018, January 19, 2018 (as to Item 8.01 only), February 15, 2018, March 12, 2018, April 3, 2018 (as to Item 8.01 only), April 13, 2018, May 1, 2018, May 14, 2018, May 24, 2018, May 31, 2018, June 8, 2018, July 16, 2018, July 27, 2018, August 13, 2018, August 21, 2018, August 22, 2018, August 23, 2018, and September 7, 2018; and

●	the description of our common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on July 23, 2013.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished “ to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

Tonix Pharmaceuticals Holding Corp.

509 Madison Avenue, Suite 306

New York, New York 10022

Attention: Investor Relations

Telephone (212) 980-9155

You also may access these filings on our website at http://www.tonixpharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

$12,000,000

Common Stock

PROSPECTUS

                    , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and NASDAQ listing fee.

Item	Amount to be paid
SEC registration fee		$1,494
FINRA filing fee		2,300
Printing and engraving expenses		[ ]
Legal fees and expenses		[ ]
Accounting fees and expenses		[ ]
Transfer agent fees and expenses		[ ]
Miscellaneous fees and expenses		[ ]
Total	$

Item 14.	Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (a) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.751(1) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Our articles of incorporation provide that our directors or officers shall not be personally liable to us or our stockholders for monetary damages for breach of such director’s or officer’s fiduciary duty, except for liability (i) for any breach of the duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Our articles of incorporation and our amended and restated bylaws provide for the indemnification of any of our directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the our company , against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, subject to certain express limitations and conditions. We believe that these provisions in our articles of incorporation bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

On February 25, 2016, we issued an aggregate of 1,800 shares of common stock to three non-employee directors in settlement for restricted stock units that vested in February 2016.

On February 26, 2016, we issued 600 shares of common stock to a non-employee director in settlement for restricted stock units that vested in February 2016.

On March 4, 2016, we issued 600 shares of common stock to a non-employee director in settlement for restricted stock units that vested in February 2016.

On March 16, 2016, we issued 600 shares of common stock to a non-employee director in settlement for restricted stock units that vested in February 2016.

On March 28, 2016, we issued 600 shares of common stock to a non-employee director in settlement for restricted stock units that vested in February 2016.

On April 10, 2017, we issued 2,250 shares of common stock to one investor upon the exercise of warrants issued October 26, 2016 for proceeds of $14,175.

On May 31, 2017, we issued 750 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On June 1, 2017, we issued 750 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On June 5, 2017, we issued 1,125 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On June 6, 2017, we issued 750 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On June 20, 2017, we issued 750 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On July 11, 2017, we issued 750 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On September 28, 2017, we issued 73,039 shares of common stock, at a price per share of $4.11, to Lincoln Park Capital Fund, LLC pursuant to that certain Purchase Agreement dated September 28, 2017.

Unless otherwise noted, all of the transactions described in Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act in that such sales did not involve a public offering, under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701, or under Rule 506 of Regulation D promulgated under the Securities Act.

Item 16.	Exhibits and financial statement schedules

(a)	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.01*	Form of Underwriting Agreement

3.01	Articles of Incorporation, filed as an exhibit to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2008 and incorporated herein by reference.

3.02	Articles of Merger between Tamandare Explorations Inc. and Tonix Pharmaceuticals Holding Corp., effective October 11, 2011, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on October 17, 2011 and incorporated herein by reference.

3.03	Third Amended and Restated Bylaws, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on June 3, 2016 and incorporated herein by reference.

3.04	Certificate of Change of Tonix Pharmaceuticals Holding Corp., dated March 13, 2017 and effective March 17, 2017, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on March 16, 2017 and incorporated herein by reference.

3.05	Certificate of Amendment to Articles of Incorporation, effective June 16, 2017, filed as an exhibit to the Current report on Form 8-K, filed with the Commission on June 16, 2017 and incorporated herein by reference.

4.01	Specimen Common Stock Certificate of the Registrant, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2018 and incorporated herein by reference.

5.01	Opinion of Brownstein Hyatt Farber Schreck, LLP.

5.02	Opinion of Lowenstein Sandler, LLP.

10.01	Lease Agreement, dated as of September 28, 2010, by and between 509 Madison Avenue Associates, L.P. and Tonix Pharmaceuticals, Inc., filed as an exhibit to the amended Current Report on Form 8-K/A, filed with the Commission on February 3, 2012 and incorporated herein by reference.

10.02	Tonix Pharmaceuticals Holding Corp. 2012 Amended and Restated Incentive Stock Option Plan, incorporated herein by reference to Appendix B to our Definitive Proxy Statement on Schedule 14A (File No. 000-54879), filed with the Commission on April 3, 2013.

10.03	Employment Agreement, between Tonix Pharmaceuticals Holding Corp. and Seth Lederman, dated February 11, 2014, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on February 14, 2014 and incorporated herein by reference.

10.04	Tonix Pharmaceuticals Holding Corp. 2014 Stock Incentive Plan, incorporated herein by reference to Annex A to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on May 2, 2014.

10.05	Lease Amendment and Expansion Agreement, dated February 11, 2014, by and between 509 Madison Avenue Associates, L.P. and Tonix Pharmaceuticals, Inc., filed as an exhibit to the Annual Report on Form 10-K filed with the Commission on February 27, 2015 and incorporated herein by reference.

10.06	Employment Agreement, between Tonix Pharmaceuticals Holding Corp. and Gregory Sullivan, dated June 3, 2014, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on June 3, 2014 and incorporated herein by reference.

10.07	Tonix Pharmaceuticals Holding Corp. 2016 Stock Incentive Plan, incorporated herein by reference to Annex A to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on March 25, 2016.

10.08	Tonix Pharmaceuticals Holding Corp. 2017 Stock Incentive Plan, incorporated herein by reference to Appendix A to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on May 2, 2017.

10.09	Sales Agreement, dated August 1, 2017, by and between Tonix Pharmaceuticals Holding Corp. and Cowen and Company, LLC, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on August 1, 2017 and incorporated herein by reference.

10.10	Registration Rights Agreement, dated September 28, 2017, between Tonix Pharmaceuticals Holding Corp. and Lincoln Park Capital Fund, LLC, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on September 29, 2017 and incorporated herein by reference.

10.11	Purchase Agreement, dated September 28, 2017, between Tonix Pharmaceuticals Holding Corp. and Lincoln Park Capital Fund, LLC, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on September 29, 2017 and incorporated herein by reference.

10.12	Sales Agreement, dated May 1, 2018, by and between Tonix Pharmaceuticals Holding Corp. and Cowen and Company, LLC, filed with the Commission on May 24, 2018 and incorporated herein by reference.
21.01	List of Subsidiaries.

23.01	Consent of Independent Registered Public Accounting Firm, filed herewith.

23.02	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.01).
23.03	Consent of Lowenstein Sandler, LLP (included in Exhibit 5.02).

101	The following materials from Tonix Pharmaceuticals Holding Corp.’s Annual Report on Form 10-K for the year ended December 31, 2017, formatted in XBRL (Extensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Comprehensive Loss, (iv) the Consolidated Statements of Stockholders’ Equity, (v) the Consolidated Statements of Cash Flows, and (vi) Notes to Consolidated Financial Statements.

* To be filed by amendment.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 7, 2018.

TONIX PHARMACEUTICALS HOLDING CORP.

By:	/s/ Seth Lederman
Seth Lederman
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Tonix Pharmaceuticals Holding Corp., a Nevada corporation, do hereby constitute and appoint each of Seth Lederman and Bradley Saenger as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Seth Lederman Seth Lederman	President, Chief Executive Officer (Principal Executive Officer) and Director	September 7, 2018

/s/ Bradley Saenger Bradley Saenger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 7, 2018

/s/ Margaret Smith Bell Margaret Smith Bell	Director	September 7, 2018

/s/ Patrick Grace Patrick Grace	Director	September 7, 2018

/s/ David Grange David Grange	Director	September 7, 2018

/s/ Donald W. Landry Donald W. Landry	Director	September 7, 2018

/s/ Charles Mather IV Charles Mather IV	Director	September 7, 2018

/s/ Adeoye Olukotun Adeoye Olukotun	Director	September 7, 2018

/s/ John Rhodes John Rhodes	Director	September 7, 2018